Exhibit 99.1

Celsion Corporation Announces Stock Consolidation

LAWRENCEVILLE, N.J., February 28, 2022 – Celsion Corporation (NASDAQ: CLSN), a clinical-stage company focused on DNA-based immunotherapy and next-generation vaccines, today announced that, as previously authorized by its shareholders, the Company is implementing a consolidation (reverse stock split) of its outstanding Common Shares on the basis of one (1) new Common Share for every fifteen (15) currently outstanding Common Shares.

The new Common Shares will be effective for trading purposes as of the commencement of trading on Tuesday, March 1, 2022, and will trade under a new CUSIP number 15117N 602. The Company’s ticker symbol, CLSN, will remain unchanged. The Company has filed a Certificate of Amendment to its Certificate of Incorporation to effect the stock consolidation.

The new number of outstanding common shares will be approximately 5.8 million shares. The number of authorized shares and the par value per share will remain unchanged. No fractional shares will be issued in connection with the reverse stock split. Holders of fractional shares will be paid out in cash for the fractional portion. The number of outstanding options and warrants will be adjusted accordingly, with outstanding options being approximately 437,500 and outstanding warrants being approximately 168,500.

Celsion stockholders will receive instructions from the Company’s transfer agent, American Stock Transfer and Trust Company, relating to procedures for exchanging existing stock certificates for new certificates or book-entry shares and for the receipt of cash proceeds in lieu of fractional shares.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. Celsion’s wholly owned subsidiary, Celsion GmbH, is managing ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, which is under investigator-sponsored development for several cancer indications. For more information on Celsion, visit www.celsion.com and www.celsiongmbh.com.

Forward-Looking Statements

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in Celsion’s periodic reports and prospectuses filed with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455

jchurch@celsion.com

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